Exhibit 99.1

Guitar Center, Inc.

Management Operating Model for Remainder of 2005

As of May 12, 2005

(in thousands, except per share amounts)

				2005
Guitar Center Retail	Q2	Q3	Q4	Year

Net sales
Bottom end of range	293,570	305,871	404,783	1,298,867
Top end of range	299,189	311,581	411,783	1,317,196

Comp store sales increase
Bottom end of range	5%	5%	4%	5%
Top end of range	7%	7%	6%	7%

Operating income %
Bottom end of range	6.0%	5.4%	10.4%	7.3%
Top end of range	6.3%	5.8%	10.7%	7.5%

Music & Arts Retail
(Formerly American Music)
Net sales
Bottom end of range	24,088	32,072	35,599	101,997
Top end of range	26,088	34,072	38,099	108,497

Comp store sales increase
Bottom end of range	3%	3%	3%	3%
Top end of range	5%	5%	5%	5%

Operating income %
Bottom end of range	-20.3%	1.2%	3.7%	-4.4%
Top end of range	-17.0%	1.9%	4.4%	-3.2%

Direct Response

Net sales
Bottom end of range	78,033	85,109	114,515	369,162
Top end of range	81,218	88,583	119,045	380,351

Operating income %
Bottom end of range	8.6%	7.7%	11.7%	9.9%
Top end of range	9.0%	8.1%	12.1%	10.2%

Consolidated Company

Net sales
Bottom end of range	395,691	423,052	554,897	1,770,026
Top end of range	406,415	434,236	568,927	1,805,964

Operating income %
Bottom end of range	4.9%	5.6%	10.3%	7.2%
Top end of range	5.4%	5.9%	10.5%	7.4%

Interest Expense
Bottom end of range	1,500	1,650	1,550	5,575
Top end of range	1,600	1,850	1,650	5,975

Net Earnings
Bottom end of range	10,993	13,485	34,096	74,458
Top end of range	12,410	14,728	35,910	78,931

Diluted weighted average shares outstanding	29,774	29,824	29,892	29,892

EPS (1)
Bottom end of range	0.39	0.48	1.16	2.59
Top end of range	0.44	0.52	1.23	2.74

One time charges related to the Music & Arts acquisiton (2)
Bottom end of range	3,400	200	—	3,600
Top end of range	3,550	250	50	3,850

EPS impact per diluted share	0.07	—	—	0.08

Capital Expenditure
Bottom end of range	17,500	14,000	5,500	59,881
Top end of range	19,000	15,000	6,500	63,381

(1) None of the earnings or EPS calculations provided include the cost of expensing stock options.  Any such cost would reduce earnings and EPS.

(2) The charges related to the Music & Arts Center acquisition resulted primarily from the elimination of a redundant point of sales system, severance costs, and moving expenses to relocate certain American Music employees to the Music & Arts Center corporate office in Frederick, Maryland.

Guitar Center, Inc

Management Operating Model for Remainder of 2005

As of May 12, 2005

(in thousands, except per share amounts)

Calculation of diluted earnings per share under GAAP (1)

				2005
	Q2	Q3	Q4	Year

Bottom end of range
Net income	10,993	13,485	34,096	74,458
Add back interest, net of tax on 4% Senior Convertible Notes	727	727	727	2,908
Net income excluding interest expense on 4% Senior Convertible Notes	11,720	14,212	34,823	77,366

Diluted weighted average shares outstanding excluding shares on 4% Senior Convertible Notes	26,882	26,932	27,000	27,000
Incremental shares on assumed conversion of 4% Senior Convertible Notes	2,892	2,892	2,892	2,892
Diluted weighted average shares outstanding	29,774	29,824	29,892	29,892

Diluted net income per share	0.39	0.48	1.16	2.59

Top end of range
Net income	12,410	14,728	35,910	78,931
Add back interest, net of tax on 4% Senior Convertible Notes	727	727	727	2,908
Net income excluding interest expense on 4% Senior Convertible Notes	13,137	15,455	36,637	81,839

Diluted weighted average shares outstanding excluding shares on 4% Senior Convertible Notes	26,882	26,932	27,000	27,000
Incremental shares on assumed conversion of 4% Senior Convertible Notes	2,892	2,892	2,892	2,892
Diluted weighted average shares outstanding	29,774	29,824	29,892	29,892

Diluted net income per share	0.44	0.52	1.23	2.74

(1) None of the earnings or EPS calculations provided include the cost of expensing stock options. Any such cost would reduce earnings and EPS.